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         EXHIBIT 14.1 -- TECHTEAM GLOBAL, INC. CODE OF BUSINESS CONDUCT

                              TECHTEAM GLOBAL, INC.
                            CODE OF BUSINESS CONDUCT

The Board of Directors and Senior Management of TechTeam Global, Inc ("TechTeam") have approved this Code of Business Conduct. It applies equally to all employees, officers and directors of TechTeam and any of its subsidiaries.

1.       OVERVIEW

Since it was founded, one of the keystones of TechTeam Global, Inc.'s success has been integrity in its dealings with people both inside and outside TechTeam. TechTeam is in a position of trust with respect to many external organizations and agencies. All TechTeam personnel have a responsibility to the company, its stockholders, customers, and other personnel to use TechTeam's funds prudently, ethically and for the purposes for which they are designated.

As ethical conduct is the very foundation of our company, each of us, as individuals, will:

     -    Help TechTeam meet its commitments to its stakeholders.

     - Help safeguard TechTeam's reputation for integrity in our business dealings.

     - Be respectful, cooperative and helpful toward each other and our business partners, never acting in an abusive, obscene or disrespectful manner.

     -    Not disparage or misrepresent the company or any TechTeam employee.

     - Take responsibility for our personal actions, honestly account for and report on our activities.

     - Seek assistance when we have questions about this Code of Business Conduct or when faced with a challenging ethical question.

     - Raise concerns and report any potential or actual violations of the Code of Business Conduct, as well as any company policy and procedure, or any law or regulation.

     -    Fully cooperate with any TechTeam investigation.

     -    Never act unethically, even when directed to do so by another person.

     - Never ask or require another person to act unethically or violate this Code or any law or regulation.

As management employees, we will:

     -    Ensure that all employees meet the company's ethical objectives.

     - Consistently communicate and reinforce this Code of Business Conduct and related policies and procedures to employees.

     - Foster a work environment that encourages employees to act ethically and in compliance with this Code.

     - Ensure that we maintain open communication and discussion with employees, encouraging them to ask questions and raise difficult issues.

     - Appropriately address our own or employees' ethical concerns or reports of potential or actual misconduct in a timely manner and seek guidance as needed.

     -    Demonstrate leadership by acting with respect and integrity.

2.       BUSINESS RELATIONSHIPS

We want to sustain our customer's confidence in us and demonstrate that we are worthy of their trust. We want to show our partners and suppliers that they are valued business partners and build relationships based on

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integrity and trust. This policy requires each individual to conduct TechTeam business transactions with the utmost honesty, accuracy and fairness. Each situation needs to be examined under this standard. No unethical practice can be resorted to on the grounds that it is "customary" outside of TechTeam or that it serves other worthy goals. Expediency should never compromise integrity.

         To this end, we will:

         - Transact business in compliance with the laws of the jurisdictions in which we do business. In any instance where TechTeam policies appear difficult to interpret or apply, TechTeam personnel should contact the TechTeam officer with oversight responsibility for the policy. Questions about interpretation or application of laws and regulations should be referred to the General Counsel.

         - Adhere to and fulfill our contractual obligations, unless they are excused. In any instance where particular contractual requirements are difficult to interpret or apply, TechTeam personnel should consult with senior management. Legal issues should be referred to the General Counsel.

         - Earn and maintain a reputation for integrity. As even the appearance of misconduct or impropriety can be very damaging to TechTeam, we will strive at all times to maintain the highest standards of quality and integrity.

         - Govern our conduct by rules of fairness, honesty, and respect for the rights of others.

3.       INTERPERSONAL AND EMPLOYEE RELATIONS

         We will treat others with whom we interact on behalf of TechTeam and within our workplace with respect and fairness.

         - Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical or visual.

         - We value the difference of diverse individuals. Employment decisions are based on business reasons, such as qualifications, talent and achievement, and will comply with local employment laws.

         - TechTeam has an open door policy, and employees are encouraged to voice their opinions freely and report violations of the policies of the company.

         - TechTeam endeavors to keep its employees informed about the policies, plans and progress of the company through regular communication.

         - We will respect other's privacy, but recognize that our privacy at work is limited and subject to business needs.

         - We will follow healthy and safe business practices while on TechTeam business.

4.       AVOIDING CONFLICTS OF INTEREST

         Business decisions must be based upon what is in the best interest of TechTeam, and not on personal considerations or relationships. We will:

         - Ensure our personal interests do not conflict or appear to conflict with our responsibilities to TechTeam.

         - Not be employed by, consult with, own, perform services, or aid a company that is a vendor, supplier, contractor, subcontractor or competitor of TechTeam or in the same lines of business.

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         -        Strictly separate any outside activities from TechTeam
                  employment and take steps to assure outside activities do not harm job performance at TechTeam.

         - Ensure our financial interests do not create conflicts, including with respect to securities ownership, participation in financial offerings or acceptance of loans.

         - Ensure our relations with family and friends do not interfere with our business responsibilities, such as conducting business with these parties.

         - Not accept or offer kickbacks, lavish gifts or gratuities. We will not accept anything that might make it appear our judgment for TechTeam has been compromised. We will not give, offer or promise anything of value to any prime contractor, subcontractor or others for the purpose of improperly obtaining or receiving favorable treatment. Nor shall we solicit or accept anything of value from any prime contractor, subcontractor or others for such a purpose.

         - Disclose to our manager or TechTeam's General Counsel any vendor or employee of a vendor who is related, by blood or marriage, to us or with when we have a personal relationship.

5.       USE OF COMPANY PROPERTY AND ASSETS

         As we are responsible for treating all corporate assets with care and respect, we will:

         - Use company property for the purposes for which it was intended, and protect it from loss, theft or misuse;

         - Work with corporate funds in accordance with company policies, ensuring the company receives good value in exchange for the funds;

         - Seek reimbursement only for expenses that are reasonable, in accord with the company's business expense policy, and otherwise authorized;

         - Ensure records that we approve reflect appropriate use of company funds, and are accurate, honest and prepared timely.

6.       USE OF CONFIDENTIAL INFORMATION

         Information that we use in our business is a vital TechTeam asset. This information includes many kinds of confidential, proprietary and private information. In this regard, we will:

         - Carefully handle both TechTeam information and information entrusted to us to assure that those who have access to this information do not make any unauthorized disclosures of the information, either during or after employment;

         - Not trade in TechTeam or any other company's securities, including derivatives thereof, on the basis of inside information, even if obtained accidentally or unintentionally. We will check with the company's General Counsel if we intend on trading in company stock when we may have inside information.

         -        Safeguard TechTeam's intellectual property rights.

7.       ACCURACY OF COMPANY RECORDS

         Maintaining the integrity of records is essential to meeting legal and regulatory obligations, as well as

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         demonstrating how we conduct business with all our stakeholders.
         Therefore, we are all responsible for the honesty and integrity of our records, and we will:

         - Prepare company records completely, accurately, and truthfully in accordance with applicable company policies and procedures; applying the highest standards in accurately recording and accounting for discrepancies;

         - Not knowingly prepare, maintain or provide false or misleading records or data;

         - Not knowingly suppress relevant information in any company record or system;

         -        Record our work time honestly and carefully;

         - Make sure that all financial books, records and accounts accurately reflect transactions and events, and conform both to required accounting principles and TechTeam's system of internal controls.

8.       REPORTING SUSPECTED VIOLATIONS

         a. REPORTING TO MANAGEMENT -- Employees should report suspected violations of applicable laws, regulations, contracts or this Code. This reporting should normally be made initially through standard management channels, beginning with the immediate supervisor. Alternatively, employees may go to a higher level of management and may also report suspected violations or problems to the General Counsel.

         b. CONFIDENTIALITY -- Such reports may be made confidentially, and even anonymously, although the more information given, the easier it is to investigate the reports. Raising such concerns is a service to TechTeam and will not jeopardize anyone's employment.

         c. COOPERATION -- All employees should cooperate fully in the investigation of any misconduct.

9.       CONSEQUENCES OF VIOLATIONS OF TECHTEAM POLICIES

         Each person is responsible for ensuring that his or her own conduct and the conduct of anyone reporting to him or her fully comply with this Code and with TechTeam's policies. Violations will result in the taking of appropriate disciplinary action up to and including discharge from employment. Disciplinary action will be taken in accordance with applicable procedures. Conduct representing a violation of this Code may, in some circumstances, also subject an individual to civil or criminal charges and penalties.

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